Exhibit 99.1

Rimage Reports Third Quarter Sales and Earnings

Minneapolis, MN—October 28, 2010—Rimage Corporation (Nasdaq: RIMG) today reported operating results for the third quarter of 2010 ended September 30.

▪	Sales totaled $23.4 million, an increase of 4% from $22.4 million in the third quarter of 2009. Foreign currency adjustments reduced worldwide sales by 2% in the third quarter.
▪

Operating income was $3.5 million, compared to $4.6 million in the year-earlier period, reflecting the impact of increased operating expenses related to the implementation of Rimage’s growth strategy, including development of an online publishing solution. In addition, third quarter operating expense included $450,000 of one-time separation and restructuring expenses.

▪	Net income came to $2.3 million or $0.24 per diluted share, compared to $3.1 million or $0.33 per diluted share in the third quarter of 2009.
▪	Cash and marketable securities totaled $113.3 million at the end of the third quarter, up from $108.0 million at the end of the second quarter and $110.1 million at the beginning of 2010.

Sherman L. Black, president and chief executive officer, commented: “Rimage’s third quarter results, which were largely consistent with our internal forecast for this period, benefited from our ongoing drive to transform Rimage by maximizing the opportunities available to our traditional disc publishing business and generating new solutions-based revenue streams. Reflecting our progress with these efforts, we shipped approximately $2.6 million of hardware related to a previously announced agreement for disc publishing systems for integration into the digital photography solution of a major national retailer. We have now shipped approximately $5.6 million under this agreement, and we expect to ship another $3.6 million in this year’s fourth quarter. This agreement, which was initially forecasted in the range of $11.0 million, is now expected to total approximately $10 million, with the balance of shipments currently anticipated in the first quarter of 2011. During the quarter, we also shipped nearly $2.8 million of our new video surveillance solutions and associated services to federal agencies. Considering that these solutions have been developed and launched within a relatively short period of time, we are pleased with our progress in this promising new area.”

He continued: “As a result of the Rimage team’s sustained efforts over the past year, we have attained our goal of slowing the erosion of our mature disc publishing business. We are now positioned to sharply focus on our long-term growth plans for  expanding into the realm of secure online publishing, thus moving beyond Rimage’s traditional business of physical or disc-based publishing. As a natural evolution for Rimage, online publishing should leverage much of our existing customer base.”

Black added: “Our online publishing initiative, which is in the proof of concept stage, is aimed at enabling organizations to efficiently publish, deliver and manage rich-content digital assets in a secure and targeted manner. When fully developed, we expect this technology to meet an organization’s needs for digital asset delivery to both desktop and mobile devices. We are developing our online platform internally, but it may prove cost-effective at some point to consider strategic partnerships to expedite the development and go-to-market processes. The initial revenues from our online initiative are currently anticipated in 2011.”

In other developments, Rimage’s business license application for Rimage Information Technology was approved by the Chinese government in the third quarter. This majority-owned joint venture will deploy a complete disc publishing solution for medical imaging in hospitals in China. A general manager for the joint venture has been hired and an office in Shanghai has been established. Additional sales and software engineering personnel will be added in coming months. Steadily growing revenues from this joint venture are anticipated in 2011.

Black said: “The past year has been a period of significant change and progress. The initiatives for transforming Rimage into a higher-performing business that we started implementing at the beginning of 2010 are on track and on schedule. It bears repeating that we have embarked on a multi-year process, and given the scope of the changes taking place, our progress may be uneven. Within this context, we are off to a good start and we are confident about our long-term prospects. For the fourth quarter of 2010 ending December 31, we are forecasting sales and earnings at approximately the same level as the third quarter 2010, reflecting the outlook for our disc publishing business and additional investments in and contributions from our new solutions-based systems.”

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of workflow-integrated digital publishing solutions that produce CD/DVD/Blu-ray discs with customized content and durable disc labeling. Key vertical markets and applications for our systems include video workflows, retail, medical imaging and law enforcement. We also are implementing a multi-year process to transform Rimage into a higher-performing business. In addition to strengthening Rimage’s traditional disc publishing business, growth strategies are being implemented aimed at developing total solutions and online publishing of rich-content digital assets. Headquartered in Minneapolis, Minnesota, Rimage is a global business with operations in North America, Europe and Asia.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements.  Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: market conditions, competitive products, the expense and uncertain timing of new product development and entry into new markets, difficulty in achieving or failure to achieve the benefits of announced business initiatives or new products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s  Annual Report on Form 10-K for the year ended December 30, 2009 as filed with the Securities and Exchange Commission and other reports filed from time to time with the SEC.  Rimage cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenues	$23,367	$22,365	$64,040	$60,541
Cost of revenues	11,675	11,268	33,061	31,691
Gross profit	11,692	11,097	30,979	28,850
Operating expenses:
Research and development	1,796	1,514	4,654	4,990
Selling, general and administrative	6,412	5,009	18,709	15,499
Total operating expenses	8,208	6,523	23,363	20,489
Operating income	3,484	4,574	7,616	8,361
Other income, net	148	310	416	1,643
Income before income taxes	3,632	4,884	8,032	10,004
Income tax expense	1,335	1,775	2,987	3,737
Net income	2,297	3,109	5,045	6,267
Net loss attributable to noncontrolling interest	30	—	30	—
Net income attributable to Rimage	2,327	3,109	5,075	6,267

Net income per basic share	$$0.24	$0.33	$0.53	$0.67

Net income per diluted share	$$0.24	$0.33	$0.53	$0.66
Basic weighted average shares outstanding	9,559	9,376	9,522	9,364
Diluted weighted average shares outstanding	9,621	9,564	9,600	9,494

Consolidated Balance Sheet Information:

	Balance as of
	September 30, 2010	December 31, 2009

Cash and marketable securities	$106,561	$101,088
Receivables	14,412	13,732
Inventories	5,600	4,123
Total current assets	128,081	120,760
Property and equipment, net	7,837	7,855
Marketable securities – non-current	6,716	9,037
Total assets	145,302	140,282
Current liabilities	16,307	17,589
Long-term liabilities	1,708	2,744
Noncontrolling interest	558	—
Stockholders’ equity	127,287	119,949

#      #      #

For additional information, contact

James Steward, CFO Rimage Corporation 952/944-8144	Richard G. Cinquina Equity Market Partners 904/415-1415

Conference Call and Replay

Rimage Corporation will review its third quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference will be available through November 3, 2010 at 303-590-3030 with the 4375358 conference ID. In addition, the webcast of the conference call will be archived in the investor relations section of Rimage’s web site.